UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2023 Annual Meeting of Shareholders of Graco Inc. will be held on April 28, 2023, beginning at 1:00 p.m. Central Time. This year’s meeting will again be a completely virtual meeting of shareholders. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save the Company and our shareholders time and money, and provide our shareholders with rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we provide shareholders with an opportunity to hear all portions of the official meeting as conducted by the Chairman of the Board and the Secretary, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GGG2023. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the annual meeting. We recommend that you log in 15 minutes before the meeting to ensure you are logged in when the meeting starts.

At this meeting, shareholders will consider the following matters:

1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2023.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	An advisory, non-binding vote on the frequency for which shareholders will have an advisory, non-binding vote on our executive compensation.

5.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 27, 2023, are entitled to vote at this meeting or any adjournment.

We encourage you to join us via the Internet and vote at the meeting. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet, or by requesting a paper copy of the proxy card and voting by telephone or by returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GGG2023.

Sincerely,

Mark W. Sheahan President and Chief Executive Officer	Joseph J. Humke Secretary

March 15, 2023
Minneapolis, Minnesota

Graco Inc. 2023 Proxy Statement

Graco Inc. 2023 Proxy Statement

GENERAL REQUESTS FOR GRACO INC. 2022 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2022 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

Graco Inc. 2023 Proxy Statement

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2023

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 28, 2023, and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 15, 2023, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary or by voting online during the meeting. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors and the advisory vote on our executive compensation will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors in an uncontested election is a majority of votes cast, where the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee. In a contested election, the vote required for the election of directors is a plurality of votes cast. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2023 requires the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation and the vote on the frequency of the vote on our executive compensation are advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. Similarly, the Board will consider shareholders to have selected the frequency option for the advisory vote on our executive compensation that receives the most votes. An abstention will have no effect on the election of directors, the vote on our executive compensation or the vote on the frequency of the vote on our executive compensation, but will have the effect of a vote against the ratification of the appointment of Deloitte & Touche LLP.

Graco Inc. 2023 Proxy Statement

Only shareholders of record as of the close of business on February 27, 2023, may vote at the Meeting. As of that date, there were 167,994,666 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 27, 2023. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 27, 2023. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it to be received no later than April 27, 2023.

4.	Vote Online During the Meeting.

You may vote online during the Meeting through the link www.virtualshareholdermeeting.com/GGG2023. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. The Meeting will begin at 1:00 p.m. Central Time (with log-in beginning at 12:45 p.m. Central Time) on April 28, 2023.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

ADDITIONAL MEETING INFORMATION

Shareholders of record at the close of business on February 27, 2023, may attend and participate in the Meeting. Shareholders will need to use their control number to log into the Meeting at www.virtualshareholdermeeting.com/GGG2023.

We encourage you to access the Meeting prior to the start time. Please allow sufficient time for online check-in, which begins at 12:45 p.m. Central Time. You may check your browser’s compatibility any time prior to the Meeting at www.virtualshareholdermeeting.com/GGG2023. If you experience any difficulties accessing the Meeting, please call (612) 623-6260 for assistance.

Shareholders who wish to submit questions may do so electronically before the Meeting (starting at the time of check-in) or during the Meeting. We will post any appropriate questions received during the Meeting and our answers on our Investor Relations website at https://investors.graco.com/webcast-presentation as soon as practical after the Meeting.

Graco Inc. 2023 Proxy Statement

2022 HIGHLIGHTS

Financial

Net Sales	Operating Earnings	Diluted Earnings Per Share	Dividends	Share Repurchases	Total Shareholder Return

➢ $2.144 billion ➢ A Graco record ➢ Up 8% from 2021	➢ $572.7million ➢ A Graco record ➢ Up 8% from 2021	➢ $2.66 ➢ Up 6% from 2021	➢ $0.84 per share ➢ Up 12% from 2021 ➢ Our 23rd Annual Increase	➢ $233 million	➢ 1 Year = -16% ➢ 5 Year = 56% ➢ 10 Year = 324%

Environmental, Social & Governance

➢ We issued our inaugural ESG report

➢ Board member Eric P. Etchart succesfully completed the Diligent Climate Leadership Certification

➢ We were named one of the Best Workplaces in Manufacturing and Production by Fortune magazine for the second consecutive year, and fifth time overall

➢  We completed construction of a state-of-the art, 538,000 square foot manufacturing facility with over 3,100 solar panels on the roof, which we expect will generate enough electricity to fulfill approximately 20% of the facility’s energy needs

Compensation

Pledging	Incentive Bonus Plan Payments

➢ We adopted a policy prohibiting directors and executive officers from pledging Company stock

Based on 2022 financial performance, Incentive Bonus Plan payments for our CEO and our other NEOs were as follows:

➢  CEO = 86% of target; 86% of base salary

➢  Other NEOs = 54% - 97% of target; 38% - 68% of base salary

BOARD OF DIRECTORS

Nominees and Continuing Directors

The following information is given with respect to the four nominees for election at the Meeting and the other six directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at the Meeting to terms expiring in 2026:

Lee R. Mitau

Mr. Mitau, 74, was Executive Vice President and General Counsel of U.S. Bancorp, the fifth-largest commercial bank in the United States by assets, from 1995 until his retirement in 2013. Mr. Mitau has been a director of Graco since 1990. He served as Chairman of the Board of the Company from 2002 until 2006 and has been serving as Chairman of the Board of the Company since 2007. He also serves as Chairman of the Board of H.B. Fuller Company, a position he has held since 2006. Among other qualifications, Mr. Mitau brings to our Board extensive public company legal and governance expertise developed in his roles as an executive, a director and as the former chair of the corporate and securities practice of a global law firm. In addition, he is an expert in corporate finance and mergers and acquisitions. Mr. Mitau’s long service on our Board and his in-depth knowledge of our business, combined with his leadership and corporate governance skills, make him particularly well-qualified to be our Chairman and Chair of our Governance Committee.

Graco Inc. 2023 Proxy Statement

Martha A. Morfitt

Ms. Morfitt, 65, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 until 2012. Ms. Morfitt left her position at Airborne in 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group. She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 until 2007. Ms. Morfitt left her position at CNS in 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc. Ms. Morfitt has been a director of Graco since 1995 and is also a director and Chair of the Board of lululemon athletica inc. and a director and Chair of the Audit Committee of Olaplex Holdings, Inc. From May 2017 until June 2020, Ms. Morfitt served as a director of Mercer International, Inc.; from 2008 until 2015, she served as a director of Life Time Fitness, Inc.; from 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. Ms. Morfitt’s long service on our Board and her considerable knowledge of our business make her well-suited to provide advice with respect to our strategic plans and marketing programs.

Mark W. Sheahan

Mr. Sheahan, 58, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2021. He served as Chief Financial Officer and Treasurer from June 2018 until June 2021. He was Vice President and General Manager, Applied Fluid Technologies Division from 2008 until June 2018. He served as Chief Administrative Officer from 2005 until 2008, and was Vice President and Treasurer from 1998 to 2005. Prior to becoming Treasurer in 1996, he was Manager, Treasury Services. Mr. Sheahan joined the Company in 1995, and has been a director since June 2021. Mr. Sheahan has over twenty-seven years of progressive experience in various manufacturing, finance and administration roles while at Graco. He has extensive operating experience and in-depth knowledge of financial and managerial accounting practices at Graco.

Kevin J. Wheeler

Mr. Wheeler, 63, is Chairman, President and Chief Executive Officer of A. O. Smith Corporation, one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. Mr. Wheeler was elected President and Chief Executive Officer effective September 2018, and before that served as President and Chief Operating Officer of A. O. Smith from June 2017 to August 2018. From 2013 to May 2017, Mr. Wheeler held the position of Senior Vice President of A. O. Smith and President and General Manager of its North America, India, Europe Water Heating and Export business, which was then A. O. Smith’s largest operating unit. Mr. Wheeler previously served as Managing Director of A. O. Smith’s European operations, where he had responsibility for its water heater business in Europe and the Middle East, and upon his return to the United States from the Netherlands, served as Vice President-International, with responsibility for all European and Asian operations, including China. Mr. Wheeler joined A. O. Smith in 1994, and has served as a director of A. O. Smith since July 2017 and as Chairman since May 2020. Mr. Wheeler has been a director of Graco since February 2020. Among other qualifications, Mr. Wheeler brings to our Board extensive sales, manufacturing and international experience, and his background as both an executive and a director of a public company provides additional depth to our Board’s leadership capabilities.

Directors whose terms continue until 2024:

Archie C. Black

Mr. Black, 60, is Chief Executive Officer of SPS Commerce, Inc., a cloud-based supply chain management software company. He assumed this position in 2001. Mr. Black served as Senior Vice President and Chief Financial Officer of SPS Commerce from 1998 to 2001. Prior to that, he served as Senior Vice President and Chief Financial Officer of Investment Advisors, Inc. from 1987 to 1998. Before joining Investment Advisors, Inc., Mr. Black spent three years as an auditor at Price Waterhouse. Mr. Black has served as a director of SPS Commerce since 2001, and has served as a director of Proto Labs, Inc. since 2016 and as Chairman of the Board of Proto Labs since May 2020. Mr. Black has been a director of our company since February 2023. Among other qualifications, Mr. Black brings to our board unique perspectives on leveraging technology to improve business processes, outcomes and performance, an in-depth understanding of the requirements of managing a public company, proven leadership, and a wealth of valuable insights and business experience. He has been designated by our Board as an audit committee financial expert.

Graco Inc. 2023 Proxy Statement

Brett C. Carter

Mr. Carter, 56, is Executive Vice President and Group President, Utilities and Chief Customer Officer of Xcel Energy Inc., a major U.S. electric and natural gas delivery company. He assumed this position in March 2022. Mr. Carter served as Executive Vice President and Chief Customer and Innovation Officer from May 2018 to March 2022. Prior to that, Mr. Carter served as Senior Vice President and Shared Services Executive of Bank of America, one of the world’s largest financial institutions, from October 2015 to May 2018, and as Senior Vice President and Chief Operating Officer of Bank of America from March 2015 to October 2015. Before joining Bank of America, Mr. Carter held several leadership roles at Duke Energy Co. from 2005 to 2015, including most recently as Senior Vice President and Chief Distribution Officer from 2013 to March 2015. Mr. Carter has been a director of Graco since February 2021. Among other qualifications, Mr. Carter brings to our Board substantial experience overseeing key business areas of operations, marketing, information technology, cyber and physical security, customer service and brand strategy at several major public companies. He has been designated by our Board as an audit committee financial expert.

R. William Van Sant

Mr. Van Sant, 84, has been a Senior Advisor at Yukon Partners II, LLC, a provider of mezzanine financing for middle-market private equity transactions, since 2014, and an Operating Partner at TJM Capital Partners, an operationally-focused private equity firm, since 2015. He also serves as Executive Chairman of the Board of Directors and Chief Executive Officer of Tenamec, Inc., a portfolio company of TJM Capital. In addition to actively advising private equity funds and their portfolio companies, Mr. Van Sant may from time to time take ownership interests in the funds and portfolio companies he advises. From 2013 until June 2017, he was a Senior Operating Partner at Tenex Capital Management, L.P., a private equity firm, and from 2012 until 2013, he served as a Senior Advisor. During this time, he also served as the Chairman or as a director of several portfolio companies of Tenex. From 2008 until 2013, he was an Operating Partner of Stone Arch Capital, LLC, a private equity firm. From 2006 through 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until 2006, Mr. Van Sant was Chairman, and from 2003 until 2005, he was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since 2004. Mr. Van Sant served as a director of H.B. Fuller Company from 2001 until April 2021, and as Vice Chairman of the Board from 2011 until April 2021. Among other qualifications, Mr. Van Sant is an expert in management, finance and manufacturing operations, experience he has acquired over many years as an executive and/or director of various manufacturing companies, including those listed above as well as Nortrax, Inc., Lukens Inc., Blount, Inc., and Cessna Aircraft Company. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics, particularly with respect to mergers and acquisitions. He has been designated by our Board as an audit committee financial expert.

Directors whose terms continue until 2025:

Eric P. Etchart

Mr. Etchart, 66, was Senior Vice President, Business Development of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment, from 2015 until his retirement in 2016. Mr. Etchart served as President of Manitowoc Cranes and Senior Vice President of The Manitowoc Company, Inc. from 2007 until 2015. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and at PPM Cranes S.A. Mr. Etchart has been a director of Graco since 2010. He also serves as a director of Alamo Group Inc. and of WD-40 Company, and is Chair of the Nominating/Corporate Governance Committee of Alamo Group Inc. and is Chair of the Corporate Governance Committee of WD-40 Company. Mr. Etchart is also a director of UPERIO Group, which sells, rents and services tower cranes and self-erecting cranes, and chairs its Environmental, Social and Governance (ESG) Committee. Mr. Etchart is a National Association of Corporate Directors (NACD) Board Leadership Fellow, and has successfully completed the Diligent Climate Leadership Certification, which focuses on climate risk and related business strategy, the board’s related fiduciary obligations, climate-related government regulations, reporting and disclosure requirements, and investor engagement. Among other qualifications, Mr. Etchart brings to our Board over thirty years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with over twenty years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets.

Graco Inc. 2023 Proxy Statement

Jody H. Feragen

Ms. Feragen, 67, was Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, a multinational marketer and manufacturer of brand name food and meat products, from 2010 until her retirement in 2016. She served as Hormel’s Senior Vice President and Chief Financial Officer from 2007 to 2010, and as Vice President of Finance and Treasurer from 2005 to 2007. She also served on Hormel’s board of directors from 2007 until 2016. Ms. Feragen has been a director of Graco since 2015 and is also a director of Patterson Companies, Inc. Ms. Feragen brings to our Board a wealth of financial expertise, business acumen, strong leadership skills and extensive public company experience. Our Board recognizes this expertise, leadership and experience through its designation of Ms. Feragen as one of our audit committee financial experts and by her appointment as Chair of the Audit Committee.

J. Kevin Gilligan

Mr. Gilligan, 68, was Chief Executive Officer of Capella Education Company, an online education provider, from 2009 until August 2018. He also served as a director of Capella Education from 2009 until August 2018, and as Chairman from 2010 until August 2018. Mr. Gilligan served as Executive Vice Chairman of Strategic Education, Inc. from August 2018 until July 2019 in connection with its merger with Capella Education, and has served as Vice Chairman of Strategic Education since August 2019. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from 2004 until 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until 2004. Mr. Gilligan has been a director of Graco since 2001. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-five years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries Graco serves. Mr. Gilligan’s public company experience as both an executive and a director provides additional depth to our Board’s leadership capabilities. Our Board recognizes this experience and leadership by his appointment as Chair of the Management Organization and Compensation Committee.

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics and integrity, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a CEO or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. In August 2022, Mr. Van Sant reached age 84. At its September 2022 meeting, the Board considered whether Mr. Van Sant had current, substantial engagement in business activities that require skills relevant to our Company’s business and useful to the Board. The Board unanimously determined that it would waive the mandated retirement of Mr. Van Sant in recognition of: (i) Mr. Van Sant’s substantial engagement in various strategic and operational matters related to Yukon Partners II, TJM Capital Partners, and several of each private equity group’s portfolio manufacturing companies; (ii) Mr. Van Sant’s service as Senior Advisor to Yukon Partners and Operating Partner with TJM Capital Partners; (iii) the significant value continued to be derived from Mr. Van Sant’s tenure, experience and presence on the Board in facilitating a stable organizational and leadership transition given the strategic realignment of certain of the Company’s businesses in 2022, a number of recent changes in key Company leadership positions (including the appointment of a new President and Chief Executive Officer, a new Chief Financial Officer and Treasurer, a new Executive Vice President, General Counsel and Corporate Secretary, and a new President, Asia Pacific in 2021, and the creation of the role of, and appointment of, an Executive Vice President, Corporate Development in 2022), and the retirement of two directors from the Board, as well as the addition of two new directors to the Board, since 2020; (iv) Mr. Van Sant’s wealth of professional experience with mergers and acquisitions (“M&A”), including in advancing M&A-related strategies, analyzing potential M&A targets and integrating acquired businesses, and the relevance and application of that experience to the Company’s ongoing efforts to develop a more programmatic approach to M&A as a vehicle for inorganic growth; and (v) his otherwise having skills relevant to the Company’s business and useful to the Board, it being anticipated by the Board that it will not approve any future waiver of Mr. Van Sant’s retirement or future nomination of Mr. Van Sant for election as a director, in which event, as per the retirement policy and director qualification requirements contained in our Corporate Governance Guidelines, he would retire from the Board when his current term of service as a director expires immediately prior to the Annual Meeting of Shareholders in April 2024.

Graco Inc. 2023 Proxy Statement

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate. In 2022, Mr. Black was identified and recommended for consideration as a director on our Board by our President and Chief Executive Officer. The Governance Committee reviewed and discussed Mr. Black’s qualifications and determined he meets the standards and expectations described above, and therefore recommended that the Board appoint Mr. Black as a director.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, diversity, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

One of our directors is racially diverse and two of our directors are women.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters.

To nominate a director, our bylaws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, as they appear in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by, or any other direct or indirect interest in the capital stock of our Company held by, each such nominee and such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Mr. Black, Mr. Carter, Mr. Etchart, Ms. Feragen, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Sant and Mr. Wheeler are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. Sheahan, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

Graco Inc. 2023 Proxy Statement

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Messrs. Black and Carter, have any relationship with our Company other than as a director and shareholder. The Board specifically considered that Mr. Black serves as Chief Executive Officer of SPS Commerce, Inc. and Mr. Carter serves as Executive Vice President and Group President, Utilities and Chief Customer Officer of Xcel Energy Inc. In 2022, our Company paid SPS Commerce approximately $15,400 for cloud-based supply chain software services and paid Xcel Energy approximately $6.65 million for electric services to some of our facilities in Minnesota and South Dakota. Neither SPS Commerce nor Xcel Energy provided any advisory services to the Company. Our relationships with SPS Commerce and Xcel Energy predate Mr. Black’s and Mr. Carter’s respective service on our Board, and neither Mr. Black nor Mr. Carter have ever been personally involved in any way in our transactions or relationships with SPS Commerce or Xcel Energy. The total amount our Company paid to each of SPS Commerce and Xcel Energy in 2022 falls significantly below two percent of SPS Commerce’s and Xcel Energy’s 2022 gross revenues, which is the threshold for determining independence under the New York Stock Exchange’s independence standards. The Board determined that neither the nature of the relationships between our Company and each of SPS Commerce and Xcel Energy nor the amounts of the payments were material to the Company or SPS Commerce and Xcel Energy, and that Messrs. Black and Carter do not have a material interest in the foregoing transactions because they were not directly involved in the transactions involving their respective companies and they do not derive any special benefit related to the transactions.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer. Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau has significant public company and governance experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements. The Audit Committee actively oversees the Company’s cybersecurity risks and strategy, with management providing regular reports to the Audit Committee and the Board on cybersecurity risks facing the Company and the systems management has put in place to identify, mitigate and manage those risks.

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year, including an annual risk assessment on the Company’s executive compensation program (as discussed in more detail on page 20) and an annual assessment of the Company’s cybersecurity risks. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September to ensure completeness, appropriate oversight and review. We believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

BOARD OVERSIGHT OF ENVIRONMENTAL AND SOCIAL MATTERS

Our Board of Directors provides oversight of the Company’s strategies and initiatives related to corporate social responsibility and sustainability, including environmental, social and governance matters, with management providing regular reports to the Board or one of its committees on various topics related to these matters.

Graco Inc. 2023 Proxy Statement

MEETINGS OF THE BOARD OF DIRECTORS

During 2022, our Board of Directors met five times. Attendance of our directors at all Board and committee meetings averaged 98%. During 2022, every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2022, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 27, 2023, the record date, was as follows:

Audit	Governance	Management Organization and Compensation
Jody H. Feragen, Chair	Lee R. Mitau, Chair	J. Kevin Gilligan, Chair
Archie C. Black	Eric P. Etchart	Archie C. Black
Brett C. Carter	Jody H. Feragen	Brett C. Carter
Eric P. Etchart	J. Kevin Gilligan	Lee R. Mitau
R. William Van Sant	Martha A. Morfitt	Martha A. Morfitt
Kevin J. Wheeler	R. William Van Sant	Kevin J. Wheeler

Mr. Black was appointed to serve as a member of the Audit Committee and the Management Organization and Compensation Committee upon his appointment to the Board effective February 20, 2023.

Audit Committee (8 meetings in fiscal year 2022)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Ms. Feragen and Messrs. Black, Carter and Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2022.

Governance Committee (4 meetings in fiscal year 2022)

The Governance Committee is composed entirely of directors who meet the independence requirements of the New York Stock Exchange. The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•

Recommends to the Board: requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and CEO.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 18, 2022.

Graco Inc. 2023 Proxy Statement

Management Organization and Compensation Committee (3 meetings in fiscal year 2022)

The Management Organization and Compensation Committee is composed entirely of directors who meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the CEO and reviews and approves the compensation of the other executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Leads the review of the performance of the CEO based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock options and other equity-based compensation plans; and

•	Leads the review of, and makes recommendations on, executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 14, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Management Organization and Compensation Committee during 2022 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR COMPENSATION

2022 Non-Employee Director Compensation	Amount
Annual Equity Grant	$130,000	(1)
Annual Board Retainer	$71,000
Additional Retainers:
Annual Chair Retainer	$30,000
Annual Committee Retainer:
Audit Committee	$12,500
Management Organization and Compensation Committee	$7,500
Governance Committee	$6,000
Annual Committee Chair Retainer:
Audit Committee	$20,000
Management Organization and Compensation Committee	$12,500
Governance Committee	$10,000

(1)	Approximate economic value of annual equity grant based on Black-Scholes value per share on the date of grant.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainers. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of deferred stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Graco Inc. 2023 Proxy Statement

Non-employee directors receive an annual option grant. In February 2022, non-employee directors received an annual option grant of 6,820 shares. The number of shares granted was based on a Black-Scholes value of $19.06 per share on February 17, 2022, and an economic value of approximately $130,000. In February 2023, non-employee directors received an annual option grant of 6,250 shares. The number of shares granted was based on a Black-Scholes value of $22.40 per share on February 16, 2023, and an economic value of approximately $140,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. Mr. Black received an initial option grant of 6,160 shares on February 20, 2023, upon his appointment to the Board. The number of shares granted to Mr. Black was based on a Black-Scholes value of $22.72 on February 17, 2023, and an economic value of approximately $140,000. Options granted to non-employee directors are issued under the Graco Inc. 2019 Stock Incentive Plan (the “Plan”). The options are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the closing sales price of the stock on the principal securities market on which it trades on the date immediately preceding the date of grant.

Our Board’s philosophy is to target retainer compensation at a level approximately comparable to the median of the market, and to target equity compensation in the form of stock options at a level approximately comparable to the 75th percentile of the market, in order to attract and retain capable Board members, to encourage above-market Company performance, and to strengthen the link between our director compensation program and the interests of our shareholders in Graco stock performance.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2022 meeting. The peer companies selected for the 2022 comparison matched the peer group identified for executive compensation on page 22 of the Compensation Discussion and Analysis section of the Proxy Statement for the 2022 Annual Meeting of Shareholders. In reviewing the peer group comparison, the Governance Committee concluded that its current retainer compensation was approximately at the median of the peer group, and that its equity compensation was approximately at the 75th percentile of the peer group, so no changes were proposed for 2022.

Our Governance Committee retained Willis Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2023 meeting. The peer companies used for the 2023 benchmarking study matched the peer group identified for executive compensation on page 23 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that total director compensation fell below the median of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that the economic value of the annual option grant for non-employee directors would increase from $130,000 to $140,000 effective February 17, 2023, and the annual retainer for non-employee directors would increase from $71,000 to $80,000 effective May 1, 2023. No other adjustments were made to the non-employee directors’ compensation.

Share ownership guidelines for our directors require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainers in Company stock. Shares of common stock directly and beneficially owned, as well as deferred stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. The annual retainer calculation is set at the rate then in effect for the non-Chairman annual retainer and does not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau and Ms. Morfitt upon their respective retirements.

Graco Inc. 2023 Proxy Statement

Director Compensation Table for Fiscal Year Ended December 30, 2022

The following table summarizes the total compensation paid to or earned by our non-employee directors for their service during the fiscal year ended December 30, 2022:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4, 5) ($)	Total ($)
Brett C. Carter	91	90,909	129,989	—	220,989
Eric P. Etchart	—	89,500	129,989	—	219,489
Jody H. Feragen	—	109,500	129,989	—	239,489
J. Kevin Gilligan	—	97,000	129,989	—	226,989
Lee R. Mitau	—	124,500	129,989	(23,000)	231,489
Martha A. Morfitt	84,500	0	129,989	(23,000)	191,489
R. William Van Sant	—	89,500	129,989	—	219,489
Kevin J. Wheeler	—	91,000	129,989	—	220,989
Emily C. White(6)	148	83,681	129,989	—	213,818

(1)

Mr. Carter elected to receive 50% of his retainers in shares of common stock plus cash in lieu of any fractional share and 50% in deferred stock. Ms. Morfitt elected to receive 100% of her retainers in cash. Ms. White elected to receive all her retainers in shares of common stock plus cash in lieu of any fractional share. All other non-employee directors elected to receive all retainers in deferred stock.

(2)

During all or a portion of their service on the Board, Messrs. Carter, Etchart, Gilligan, Mitau, Van Sant and Wheeler and Mses. Feragen and Morfitt elected to defer some or all of their compensation. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2022 fiscal year-end are as follows:

Name	Account Balance (Shares)
Mr. Carter	1,100
Mr. Etchart	12,934
Ms. Feragen	8,329
Mr. Gilligan	89,382
Mr. Mitau	187,563
Ms. Morfitt	108,647
Mr. Van Sant	73,692
Mr. Wheeler	3,672

(3)

Each non-employee director received an annual option grant of 6,820 shares on February 18, 2022. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2022, computed in accordance with financial accounting principles, which is based on a per share value of $19.06 for options granted on February 18, 2022. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K. The aggregate number of outstanding option grants at fiscal year-end 2022 are as follows:

Name	Unvested Shares	Exercisable Shares
Mr. Carter	17,860	3,680
Mr. Etchart	21,593	92,085
Ms. Feragen	21,593	37,827
Mr. Gilligan	21,593	72,147
Mr. Mitau	21,593	86,085
Ms. Morfitt	21,593	86,085
Mr. Van Sant	21,593	76,647
Mr. Wheeler	25,100	14,600
Ms. White	21,593	34,869

Graco Inc. 2023 Proxy Statement

(4)

Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau and Ms. Morfitt, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement. The plan further provides that if an eligible non-employee director dies before retirement, payment shall be made to the director’s beneficiary (or estate if no beneficiary is designated) in one lump sum in an amount equal to the total amount of the payments that would have been made had he or she retired on the date of his or her death and survived to the date of the final payment.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:

•	Discount rate: 5.3% at December 31, 2022.
•	Retirement age: The plan does not have a specified normal retirement age. Therefore, the values reflect the increase/decrease in present value of the accrued benefit as of December 31, 2022.
•	Form of payment: Five-year certain (payable quarterly).

(6)	Ms. White resigned from the Board effective December 2, 2022 to more fully pursue other commitments.

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Executive Vice President, General Counsel and Corporate Secretary. If a communication does not relate in any way to Board matters, he will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Executive Vice President, General Counsel and Corporate Secretary will keep a log of all communications addressed to the Board that he receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Joseph J. Humke, Executive Vice President, General Counsel and Corporate Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

Graco Inc. 2023 Proxy Statement

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “For Investors” tab and then clicking the “Governance” tab.

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 30, 2022 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 30, 2022, be included in the Company’s 2022 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee*
Ms. Jody H. Feragen, Chair
Mr. Brett C. Carter
Mr. Eric P. Etchart
Mr. R. William Van Sant
Mr. Kevin J. Wheeler

*Mr. Archie C. Black was not a member of the Audit Committee at the time the Audit Committee issued its report.

Graco Inc. 2023 Proxy Statement

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 30, 2022, and December 31, 2021. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/30/22	Fiscal Year Ended 12/31/21
Audit Fees(1)	$1,170,000	$1,110,000
Audit-Related Fees(2)	$272,000	—
Tax Fees(3)	$323,000	$236,000
Total	$1,765,000	$1,346,000

(1)

Audit Fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements and statutory audits.

(2)	Audit-Related Fees include fees and expenses for acquisition due diligence services.

(3)	Tax Fees in 2022 include tax compliance services of $52,000 and tax advice of $271,000. Tax Fees in 2021 include tax compliance services of $114,000 and tax advice of $122,000.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Graco Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2022, the Company continued to invest in its four core strategies for growth and long-term value creation: new product development; new markets; global expansion; and acquisitions. During the year, net sales were $2.144 billion (up 8% from 2021), diluted net earnings per share were $2.66 (up 6% from 2021), dividends paid per share were $0.84 (up 12% from 2021 - our 23rd consecutive annual increase), and share repurchases totaled $233 million. Total shareholder return during the period was -16%. In 2022, the Company adopted a policy prohibiting directors and executive officers from pledging Company stock. The Company’s short-term cash incentive plan continued to use net sales and earnings per share as the sole metrics to reward top- and bottom-line performance. The earnings per share metrics used for 2022 were adjusted to exclude certain items as defined by the Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) and as described in more detail on page 25, which we refer to as “Incentive EPS.” For 2022, Incentive EPS were $2.65. The following charts detail the Company’s net sales and Incentive EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for 2022 were:

Name	Title
Mark W. Sheahan	President and Chief Executive Officer
David M. Lowe	Chief Financial Officer and Treasurer
Dale D. Johnson	President, Worldwide Contractor Equipment Division
Christian E. Rothe	President, Worldwide Industrial Division
Jeffrey P. Johnson	President, Electric Motor Division

Consideration of “Say-on-Pay” Voting Results

The MOCC targets a competitive and equitable executive compensation program that rewards executives based upon Company and individual performance, and for certain executives, region or division performance as well. In making executive compensation decisions, the MOCC considers the results of the most recent advisory, non-binding vote on the compensation paid to our NEOs. At the Annual Meeting of Shareholders in April of 2021, our shareholders approved the compensation paid to our NEOs by 90.1%. The MOCC believes this favorable outcome reflects our shareholders’ strong support of the Company’s executive compensation philosophy, program and practices. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for 2022. Our executive compensation received 88.6% support at the Annual Meeting of Shareholders in April of 2022.

Graco Inc. 2023 Proxy Statement

Compensation Philosophy

Pay-for-Performance	Shareholder Alignment	Accountability for Short- and Long- Term Performance
All components of variable compensation are tied to the performance of the Company, division or region.	Long-term incentives are designed to align the financial interests of the executive officers with the interests of the Company’s shareholders in creating long-term shareholder value.	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

Competitiveness	Attraction and Retention
All components of compensation are designed to be competitive with companies in similar industries with comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.	Graco’s executive compensation program is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can establish and drive financial and strategic growth objectives that are intended to build long-term shareholder value.
Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. Certain characteristics of the Company’s executive compensation program are designed to motivate our executive officers, individually and as a group, to not take excessive risks that could maximize short-term results at the expense of long-term value. These characteristics include:

•      Balanced Mix of Pay Components: The target compensation mix represents a balance of base salary and short-term and long-term incentive-based compensation.

•      Vesting Schedules: Long-term incentives typically vest over four years and have overlapping vesting schedules, thereby reducing an executive officer’s motivation to maximize performance in any one period.

•      Capped Incentive Awards: Annual short-term incentive payouts are capped.

•      Recoupment Policy: If there is a material restatement of a financial statement due to an executive officer’s intentional misconduct or fraud, our executive officers must, upon request of the MOCC, pay back the portion of any short-term incentive payment that would not have been earned if the payment had originally been made based on the restated financials, net of taxes. In addition, any executive officer who engaged in the intentional misconduct or fraud that caused or contributed to the need for the restatement must, upon request of the MOCC, pay back the entire amount of any short-term incentive payment, net of taxes. If an executive officer is terminated for gross and willful misconduct, including but not limited to misconduct that caused or contributed to the need for a material restatement of a financial statement, the executive officer’s unexercised options will terminate as of the time of the misconduct. Similarly, if the Company determines that an executive officer who is no longer with the Company engaged in gross and willful misconduct while employed by the Company, the executive officer’s unexercised options will terminate as of the time of the misconduct. Further, if an executive officer’s options are exercised and the Company later determines that the executive officer engaged in gross and willful misconduct during employment before the options were exercised, the executive officer’s options will be terminated as of the time of the misconduct and the Company may rescind the exercise of the options.

•   Stock Ownership Guidelines: We require our executive officers to retain, until retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs on or after April 23, 2010, up to five times the current base salary for the CEO, three times the current base salary for executives reporting directly to the CEO and two times the current base salary for executives reporting to someone other than the CEO.

Compensation Risk Assessment

The Company’s Internal Audit Department conducts an annual risk assessment on the Company’s executive compensation program and presents its findings to the MOCC and the Audit Committee. The risk assessment identifies, among other things, certain potential risks in the Company’s short- and long-term incentive plans and the Company’s severance and change of control arrangements, and various factors that serve to mitigate those risks. Such mitigating factors include those set forth above, as well as the annual plan design and benchmarking review by the independent compensation consultant and the MOCC, the MOCC’s review and approval of incentive awards, the Company’s internal controls, and the use of “double-triggers” in severance and change of control arrangements. At its September 2022 meeting, the MOCC reviewed and discussed the risk assessment and determined that the Company’s executive compensation program is not likely to have a material adverse impact on the Company, and recommended that the Audit Committee make the same determination as well. As a result, the MOCC did not make any changes to the Company’s executive compensation program.

Graco Inc. 2023 Proxy Statement

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component using a reputable third-party salary survey of similarly sized manufacturing companies and industry peer group data;

•	An annual review of NEO compensation and benefits tally sheets;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Willis Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Willis Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation;

•	Reviewing the composition of the industry peer group used to benchmark executive compensation; and

•	Reviewing the Company’s executive compensation risk assessment.

Our Company’s management engaged Willis Towers Watson to perform certain non-executive compensation services in 2022. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Willis Towers Watson’s independence, the MOCC considers all factors relevant to Willis Towers Watson’s independence from management, including the following:

•	The provision of other services to the Company by Willis Towers Watson;

•	The amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson’s total revenue;

•	Willis Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

•	The lack of any business or personal relationships between the individual Willis Towers Watson consultants performing services for the Company and any member of the MOCC;

•	The lack of any ownership of Company stock by the individual Willis Towers Watson consultants performing services for the Company; and

Graco Inc. 2023 Proxy Statement

•

The lack of any business or personal relationships between any executive officers of the Company and Willis Towers Watson or the individual Willis Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Willis Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

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The Executive Vice President, Human Resources and Corporate Communications (“EVP HR”) develops and oversees the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

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The CEO, the EVP HR and the Executive Vice President, General Counsel and Corporate Secretary attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

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The CEO and the EVP HR review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short- and long-term incentive plan designs and changes, if warranted;

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The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

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Following the MOCC’s executive sessions, the Chair of the MOCC provides the EVP HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Willis Towers Watson to provide survey market data of companies with similar revenues for all executive officer positions, with a focus on the manufacturing industry. The MOCC meets in the fall of each year to review this market data. The market data is derived from Willis Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the market data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the market data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the market data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the market data depending on Company and individual performance. At the same time, Willis Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints, and are guided by the 50th percentile of the market data without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive targets and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plan, which percentage has been consistent for many years. The MOCC targets the value of the long-term incentive awards for the NEOs at the 75th percentile for comparable positions within the Willis Towers Watson database, although the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to encourage above-market performance. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Graco Inc. 2023 Proxy Statement

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applied to specific compensation decisions for our NEOs for 2022.

Our Company’s Peer Group

The following table lists the companies that were in the Company’s peer group (the “Graco Peer Group”) when the MOCC set 2022 compensation levels for the executive officers, and includes financial and headcount data for the Company and the median of the Graco Peer Group:

Graco Peer Group
Albany International Corp.	Franklin Electric Co., Inc.		Snap-on Inc.
Allegion plc	IDEX Corporation		Tennant Company
A. O. Smith Corporation	ITT Inc.		The Middleby Corporation
Barnes Group Inc.	Kennametal Inc.		The Toro Company
Chart Industries Inc.	Nordson Corporation		TransDigm Group Incorporated
Crane Holdings, Co.	Pentair plc		Woodward, Inc.
Donaldson Company, Inc.	Polaris Inc.
Enerpac Tool Group Corp.	Simpson Manufacturing Co., Inc.
Most Recent Fiscal Year

	Revenue ($B)	Market Capitalization ($B)	Market Cap-to- Revenue Ratio	Employees
Graco	2,144	11,335	5.29	4,000
Graco Peer Group - Median(1)	2,816	6,363	2.47	9,283

(1)    Represents most recent fiscal year data compiled by Willis Towers Watson from Capital IQ as of February 3, 2023.

At its February 2022 meeting, the MOCC engaged Willis Towers Watson to assist in reviewing and analyzing the Graco Peer Group. The MOCC believes it is appropriate and necessary to review and analyze the peer group every three years to ensure the group is large enough to maintain reliable market outcomes and to assess the current alignment of the peer group with our Company. Willis Towers Watson reviewed and analyzed the Graco Peer Group for the September 2022 meeting to ensure the continued appropriateness of its constituents, seeking to ensure the group included a sample size robust enough that individual company actions or policies will not skew data or results in significant year-to-year volatility and is appropriately aligned with the Company in terms of industry, life cycle stage, labor market for executive talent, and financial scope characteristics in terms of revenue and market capitalization. Based on its review and analysis, Willis Towers Watson recommended no changes to the Graco Peer Group. Following its review of an executive compensation peer group report prepared by Willis Towers Watson and its discussions with Willis Towers Watson, the MOCC determined not to make any changes to the Graco Peer Group, believing the Graco Peer Group is appropriately aligned with the Company in terms of industry, life cycle stage, labor market for executive talent, and financial scope characteristics.

Given that compensation data for the CEO and CFO positions of the Graco Peer Group are readily available in securities filings, the MOCC used the applicable Graco Peer Group as a primary source of data when setting 2022 and 2023 compensation levels for the Company’s CEO and CFO. Compensation data for all other executive officer positions in the Graco Peer Group are limited to those executive officers identified in securities filings, which positions may or may not correspond to the positions held by, and responsibilities of, our other executive officers. Therefore, the MOCC used the Willis Towers Watson survey data as a primary source of data, and the relevant Graco Peer Group as a secondary source of data to the extent applicable, when setting 2022 and 2023 compensation levels for the Company’s other executive officers.

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Components of the Executive Compensation Program

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics	Performance-Based/At Risk
Base Salary	Cash	Recognizes individual work experience, performance, skill and level of responsibility

Fixed compensation

Guided by the 50th percentile market data, but subject to individual performance in prior year, role, tenure, relative position in marketplace and budget constraints

Used to compute other components of compensation

No
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary	Yes, fluctuates based on corporate and division/region performance; may not pay out if pre-established, measureable goals are not met
Long-Term Incentives (LTI)	Stock options

Motivates attainment of long-term goals and overall operational growth

Aligns executives’ interests with shareholders’ interests in creating long-term shareholder value

Retains executive talent through gradual vesting schedule

			Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date	Yes, stock options increase in value only if share price rises above grant date fair market value

In addition to reviewing the benchmark data described above, the MOCC reviews compensation and benefits tally sheets for our projected NEOs showing their current and potential total compensation and benefits components. The tally sheets also display estimated compensation and benefits for hypothetical change of control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2022 provided actual compensation for 2020 and 2021 and target annual compensation for 2022. These tally sheets also provided retirement balances as of December 31, 2021, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances and the projected value of stock awards based on assumptions regarding stock price appreciation.

The MOCC strives to maintain a reasonable and competitive balance between fixed and variable elements of compensation. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable and competitive. The 2022 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “performance-based/at risk” pay components comprised between 62% and 86% of the total target annual direct compensation for 2022 to align our NEOs’ compensation with the performance of the Company and the creation of shareholder value.

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Base Salary

Base salary is fixed compensation. Annual salary increases are based on individual performance and budgetary constraints, and are guided by the 50th percentile market data.

For 2022, the merit increase decisions for the NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2022 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

The Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) is designed to motivate the executive officers of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain employees of the Company. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods based on a performance period of any length. Potential payouts under the Incentive Bonus Plan are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for many years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2022, the MOCC approved participation of the CEO and other executive officers in the Incentive Bonus Plan for 2022. The threshold, target and maximum payout levels as a percent of target and as a percent of base salary for 2022 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Incentive Bonus Plan: net sales and Incentive EPS growth over the prior year. Net sales and Incentive EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Incentive Bonus Plan because the MOCC desires to motivate the executives to achieve profitable business growth consistent with our long-term financial objectives. The MOCC utilized projected global gross domestic product (GDP) growth rates as a guide in setting the 2022 target performance levels. At the time the MOCC established the 2022 target performance levels, the MOCC once again determined that final bonus payout calculations for corporate, worldwide division and region Incentive EPS would exclude certain purchase accounting and one-time transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises. Final Incentive EPS calculations for 2022 bonus payouts did exclude these items. The MOCC believes these adjustments provide a better measure of operating performance for 2022. In addition to these recurring adjustments, the MOCC has the authority to adjust Incentive Bonus Plan awards based on unanticipated or special circumstances, but no such adjustments were made for 2022.

Graco Inc. 2023 Proxy Statement

The 2022 incentive award payouts were based upon the achievement of specified levels of net sales and Incentive EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2022 Incentive Bonus Plan were as follows:

Financial Metric	Metric Weighting	2022 Target Performance Level (As % of 2021 Actual Results)	2022 Threshold Performance Level (As % of 2022 Target Performance)	2022 Maximum Performance Level (As % of 2022 Target Performance)	2022 Results (As % of 2022 Target Performance)
CEO, CFO and Function Executives (HR, Legal, Finance and Operations)

Corporate Net Sales	50%	108%	90%	105%	100%

Corporate Incentive EPS	50%	108%	90%	105%	97%
Division and Region Executives

Corporate Net Sales	25%	108%	90%	105%	100%

Corporate Incentive EPS	25%	108%	90%	105%	97%

Worldwide Division or Region Net Sales	25%	105-112%	90%	105%	87-117%

Worldwide Division or Region Incentive EPS	25%	105-119%	90%	105%	71-139%

While Mr. J. Johnson had divisional leadership responsibility in 2022, he was subject to the financial performance levels and metric weightings applicable to the CEO, CFO and function executives. The 2022 financial results produced below target payouts for the Incentive Bonus Plan for each of the NEOs. The Incentive Bonus Plan targets as a percentage of base salary, awards at target, performance achievements, actual payouts and payouts as a percentage of base salary for each NEO were as follows:

Named Executive Officer	2022 Base Salary	Target as a % of Base Salary	Award at Target	Performance Achievement	Payout Based on Performance Achievement	Payout as a % of Base Salary

Mark W. Sheahan	$918,800	100%	$918,800	86%	$788,695	86%

David M. Lowe	$424,000	70%	$296,800	86%	$254,772	60%

Dale D. Johnson	$544,600	70%	$381,220	54%	$206,322	38%

Christian E. Rothe	$519,800	70%	$363,860	97%	$353,615	68%

Jeffrey P. Johnson	$404,700	70%	$283,290	86%	$243,173	60%

The MOCC has the authority to award special bonuses outside of the Incentive Bonus Plan to individual executive officers, but no such special bonuses were awarded for 2022.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the market data for comparable groupings of positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.

Graco Inc. 2023 Proxy Statement

As part of its review of the market data and trends in executive compensation, the MOCC periodically considers whether to utilize other long-term incentive vehicles in addition to or in lieu of stock options. While the MOCC has on rare occasions granted restricted stock to certain executive officers, the MOCC has determined that the use of stock options as the sole long-term incentive vehicle for the executive officer compensation program has successfully motivated the executive officers to attain long-term goals and operational growth for the Company, and has aligned the executive officers’ interests with our shareholders’ interests in creating long-term shareholder value. The MOCC has utilized stock options as the sole long-term incentive vehicle for the executive officer compensation program for 29 years. Over the past 29 years, the Company’s cumulative total shareholder return has been 10,807% versus 723% for the S&P 500 and 783% for the Dow Jones Industrial Average. Assuming all dividends were reinvested, a $1,000 investment in the Company’s common stock at the beginning of the 29-year period would have been worth $109,066 on December 30, 2022, while a $1,000 investment in each of the S&P 500 Index and the Dow Jones Industrial Average Index would have been worth $8,231 and $8,830, respectively, on December 30, 2022. The MOCC believes these results demonstrate that stock options have been highly effective in aligning management’s interests with our shareholders’ interests and creating significant value for our shareholders over the long term.

Under the terms of the Graco Inc. 2019 Stock Incentive Plan (the “2019 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2022, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2019 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2019 Plan prohibits the repricing of stock options.

In 2022, the MOCC granted the following stock option awards to the NEOs under the 2019 Plan:

Named Executive Officer	Stock Option Award (Number of Shares)	Grant Date Fair Value ($)
Mark W. Sheahan	236,090	4,499,875
David M. Lowe	39,340	749,820
Dale D. Johnson	26,230	499,944
Christian E. Rothe	26,230	499,944
Jeffrey P. Johnson	26,230	499,944

Compensation of Individual Named Executive Officers

Mark W. Sheahan

President and Chief Executive Officer

Mr. Sheahan’s base salary as of December 2021 was below the median of the Graco Peer Group. In December 2021, the MOCC approved a base salary increase of 5% to $918,800 for 2022 based on Mr. Sheahan’s relative position in the market and individual performance. The increase was in line with the Market Increase Projection. Based on 2022 corporate net sales and corporate Incentive EPS performance, Mr. Sheahan received a $788,695 bonus payment under the Incentive Bonus Plan. Mr. Sheahan’s bonus payout represented 86% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Sheahan received a stock option award of 236,090 shares in February 2022.

David M. Lowe

Chief Financial Officer and Treasurer

Mr. Lowe’s base salary as of December 2021 was below the median of the Graco Peer Group. In December 2021, the MOCC approved a base salary increase of 6% to $424,000 based on Mr. Lowe’s relative position in the market and individual performance. Based on 2022 corporate net sales and corporate Incentive EPS performance, Mr. Lowe received a $254,772 bonus payment under the Incentive Bonus Plan. Mr. Lowe’s bonus payout represented 86% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Lowe received a stock option award of 39,340 shares in February 2022.

Dale D. Johnson

President, Worldwide Contractor Equipment Division

Mr. Johnson’s base salary as of December 2021 was above the median of the 2021 Willis Towers Watson survey data. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2021, the MOCC approved a 5% increase to Mr. Johnson’s base salary to $544,600 for 2022 based on individual performance and internal pay relationships. Based on 2022 corporate net sales, corporate Incentive EPS, worldwide Contractor Equipment Division net sales, and worldwide Contractor Equipment Division Incentive EPS performance, Mr. Johnson received a $206,322 bonus payment under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 54% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 26,230 shares in February 2022.

Graco Inc. 2023 Proxy Statement

Christian E. Rothe

President, Worldwide Industrial Division

Mr. Rothe’s base salary as of December 2021 was above the median of the 2021 Willis Towers Watson survey data. In December 2021, the MOCC approved a 4% increase to Mr. Rothe’s base salary to $519,800 for 2022 based on his relative position in the market and individual performance. Based on 2022 corporate net sales, corporate Incentive EPS, worldwide Industrial Division net sales, and worldwide Industrial Division Incentive EPS performance, Mr. Rothe received a $353,615 bonus payment under the Incentive Bonus Plan. Mr. Rothe’s bonus payout represented 97% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Rothe received a stock option award of 26,230 shares in February 2022.

Jeffrey P. Johnson

President, Electric Motor Division

Mr. Johnson’s base salary as of December 2021 was above the median of the 2021 Willis Towers Watson survey data. In December 2021, the MOCC approved a base salary increase of 4% to $404,700 for 2022 based on Mr. Johnson’s relative position in the market and individual performance. Based on 2022 corporate net sales and corporate Incentive EPS, Mr. Johnson received a $243,173 bonus payment under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 86% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 26,230 shares in February 2022.

Compensation Decisions for 2023

In December of 2022, the MOCC increased the base salaries of each of the NEOs between 4.0% and 7.2% effective January 1, 2023. At its February 2023 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2023, and granted under the 2019 Plan stock option awards of 245,530 shares to Mr. Sheahan, 37,940 shares to Mr. Lowe, and 22,320 shares to each of Messrs. D. Johnson, Rothe and J. Johnson.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

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Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we established the Graco Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

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Supplemental Long-Term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.

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Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our U.S.-based executive officers for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2022, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for the other U.S.-based executive officers. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the U.S. an executive physical examination program through the Mayo Clinic. This program provides a physical examination one time per year for our U.S. executive officers. Executives may also be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events.

Severance and Change of Control Arrangements

We have entered into Key Employee Agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

Graco Inc. 2023 Proxy Statement

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating the employment of our executive officers;

•	Protect our Company by obtaining non-compete covenants from our executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of Key Employee Agreement was approved by the MOCC in April 2021 after reviewing the Key Employee Agreement previously in effect and current market practices related to severance arrangements and benefit levels related thereto. The current form of Key Employee Agreement has been signed by all executive officers having served in such capacity in 2022. The MOCC reviews the form of Key Employee Agreement on a periodic basis in consultation with the executive compensation consultant and legal advisors.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes an executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a change of control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the Key Employee Agreements provide severance benefits in the case of resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes the Company benefits from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Hedging and Pledging

The Company’s directors, executive officers and certain employees who may have access and exposure to information about the Company’s financial performance prior to it being released to the public are prohibited from hedging Company stock.

At its September 2022 meeting, the Governance Committee adopted a policy prohibiting the Company’s directors and executive officers from directly or indirectly pledging, hypothecating or otherwise encumbering shares of Company stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding shares of Company stock in a margin account or any other account that could cause such shares to be subject to a margin call or otherwise be available as collateral for a margin loan. This prohibition applies to all shares of Company stock beneficially owned by directors and executive officers.

During 2022, there were no Company shares pledged or hedged by directors or executive officers.

Graco Inc. 2023 Proxy Statement

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. Our pay-for-performance philosophy is central to our compensation program, and the MOCC believes shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may result in non-deductible compensation expense to the Company.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

Mr. J. Kevin Gilligan, Chair
Mr. Brett C. Carter
Mr. Lee R. Mitau
Ms. Martha A. Morfitt
Mr. Kevin J. Wheeler

*Mr. Archie C. Black was not a member of the Management Organization and Compensation Committee at the time it issued its report.

Graco Inc. 2023 Proxy Statement

Summary Compensation Table

The table below summarizes the total compensation for the last three fiscal years awarded to, earned by or paid to individuals who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2022 and each of the other three most highly compensated Named Executive Officers who were serving as executive officers at the end of fiscal year 2022.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Mark W. Sheahan President and Chief Executive Officer(7)	2022	918,800	—	—	4,499,875	788,695	191,000	18,702	6,417,072
	2021	706,321	—	—	3,499,890	938,523	256,000	21,405	5,422,139
	2020	449,400	—	—	749,967	249,798	640,000	13,341	2,102,506
David M. Lowe Chief Financial Officer and Treasurer(8)	2022 2021	424,000 387,972	— —	— —	749,820 499,955	254,772 407,370	0 0	24,574 27,842	1,453,166 1,323,139
Dale D. Johnson President, Worldwide Contractor Equipment Division	2022	544,600	—	—	499,944	206,322	0	15,412	1,266,278
	2021	518,700	3,172	1,734,500	574,833	544,635	0	24,406	3,400,246
	2020	494,000	—	—	524,940	396,645	489,000	13,065	1,917,650
Christian E. Rothe President, Worldwide Industrial Division	2022	519,800	—	—	499,944	353,615	—	24,691	1,398,050
	2021	499,800	—	—	499,955	524,790	—	31,846	1,556,391
	2020	485,233	—	—	499,895	197,741	—	16,945	1,199,814
Jeffrey P. Johnson President, Electric Motor Division	2022	404,700	—	—	499,944	243,173	—	31,276	1,179,093
	2021	389,100	—	—	499,955	408,555	—	27,120	1,324,730
	2020	377,804	—	—	474,975	210,002	—	24,981	1,087,762

(1)	Bonus includes any anniversary service awards or discretionary bonuses.

(2)

The amount reported in the Stock Awards column is the aggregate grant date fair value of restricted stock units granted in the fiscal year. This amount represents the number of restricted stock units granted multiplied by the closing market value of $69.38 per share of common stock on the date immediately preceding the date of grant.

(3)

The amounts reported in the Option Awards column represent the aggregate grant date fair market value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K.

(4)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Incentive Bonus Plan. The Incentive Bonus Plan has a 100% of base salary target payout and a 150% of base salary maximum payout for Mr. Sheahan and a 70% of base salary target payout and a 105% of base salary maximum payout for the other NEOs. See “Grants of Plan-Based Awards in 2022” below. At its February 17, 2023 meeting, the MOCC certified that the NEOs who participated in the Incentive Bonus Plan for 2022 were entitled to payouts as follows:

Graco Inc. 2023 Proxy Statement

2022 Incentive Bonus Plan

Named Executive Officer	Payout as a Percent of Target Opportunity	Payout as a Percent of 2022 Base Salary
Mark. W. Sheahan	86%	86%
David M. Lowe	86%	60%
Dale D. Johnson	54%	38%
Christian E. Rothe	97%	68%
Jeffrey P. Johnson	86%	60%

(5)

The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan and nonqualified excess benefits plan known as the Graco Restoration Plan. As of December 30, 2022, the changes were as follows: Mr. Sheahan: -$311,000 (qualified pension) and $502,000 (nonqualified restoration); Mr. Lowe: -$243,000 (qualified pension) and -$357,000 (nonqualified restoration); and Mr. D. Johnson: -$404,000 (qualified pension) and -$355,000 (nonqualified restoration). Applicable SEC rules require that we report negative numbers as zero in the table above.

(6)	The amounts shown in the All Other Compensation column for 2022 reflect the following for Messrs. Sheahan, Lowe, D. Johnson, Rothe, and J. Johnson:

	Mr. Sheahan	Mr. Lowe	Mr. D. Johnson	Mr. Rothe	Mr. J. Johnson
Employee Investment Plan Matching Contribution	$ 9,150	$ 9,150	$ 6,740	$ 9,419	$ 9,150
Employee Investment Plan Basic Contribution	—	—	—	$ 6,100	$ 6,100
Other Perquisites	$ 9,552	$15,424	$ 8,672	$ 9,172	$16,026
Total	$18,702	$24,574	$15,412	$24,691	$31,276

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, spousal travel, miscellaneous travel and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount.

(7)	Mr. Sheahan served as Chief Financial Officer and Treasurer through June 9, 2021, and became President and Chief Executive Officer effective June 10, 2021.

(8)	Mr. Lowe served as President, Worldwide Process Division through June 9, 2021, and became Chief Financial Officer and Treasurer effective June 10, 2021.

Graco Inc. 2023 Proxy Statement

Grants of Plan-Based Awards in 2022

On February 18, 2022, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the Graco Inc. 2019 Stock Incentive Plan. The amounts shown in the table below in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Incentive Bonus Plan, the payout upon achievement of applicable financial measures ranges from a minimum of 0% to a maximum of 150% of base salary for Mr. Sheahan and a minimum of 0% to a maximum of 105% of base salary for the other NEOs.

Grants of Plan-Based Awards for Fiscal Year Ended December 30, 2022

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price of Common Stock on Grant Date ($/sh)(1)	Grant Date Fair Value of Stock or Option Award ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mark W. Sheahan	2/18/2022				236,090	71.73	71.65	4,499,875
		0	918,800	1,378,200
David M. Lowe	2/18/2022				39,340	71.73	71.65	749,820
		0	296,800	445,200
Dale D. Johnson	2/18/2022				26,230	71.73	71.65	499,944
		0	381,220	571,830
Christian E. Rothe	2/18/2022				26,230	71.73	71.65	499,944
		0	363,860	545,790
Jeffrey P. Johnson	2/18/2022				26,230	71.73	71.65	499,944
		0	283,290	424,935

(1)

The Graco Inc. 2019 Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards, using a value of $19.06 per share.

Graco Inc. 2023 Proxy Statement

Outstanding Equity Awards at 2022 Fiscal Year End

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 30, 2022:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1, 2)		Option Exercise Price ($)(2)	Option Expiration Date
		(#) Exercisable	(#) Unexercisable			Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark W. Sheahan	2/18/2022	0	236,090	71.7300	2/18/2032
	6/10/2021	34,372	103,118	73.7000	6/10/2031
	2/12/2021	12,740	38,220	71.9200	2/12/2031
	2/14/2020	30,095	30,095	56.3500	2/14/2030
	2/15/2019	36,885	12,295	45.5600	2/15/2029
	2/16/2018	35,180	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024
David M. Lowe	2/18/2022	0	39,340	71.7300	2/18/2032
	2/12/2021	7,077	21,233	71.9200	2/12/2031
	2/14/2020	19,060	19,060	56.3500	2/14/2030
	2/15/2019	27,660	9,220	45.5600	2/15/2029
	2/16/2018	33,220	0	43.9000	2/16/2028
	2/17/2017	51,360	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024
	2/15/2013	54,000	0	19.5800	2/15/2023
Dale D. Johnson	2/18/2022	0	26,230	71.7300	2/18/2032
	2/26/2021					25,000	(3)	1,681,500	(4)
	2/12/2021	8,137	24,413	71.9200	2/12/2031
	2/14/2020	21,065	21,065	56.3500	2/14/2030
	2/15/2019	30,735	10,245	45.5600	2/15/2029
	2/16/2018	35,180	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024
Christian E. Rothe	2/18/2022	0	26,230	71.7300	2/18/2032
	2/12/2021	7,077	21,233	71.9200	2/12/2031
	2/14/2020	20,060	20,060	56.3500	2/14/2030
	2/15/2019	30,735	10,245	45.5600	2/15/2029
	2/16/2018	54,730	0	43.9000	2/16/2028
	2/17/2017	65,760	0	30.3467	2/17/2027
	2/12/2016	79,380	0	23.8467	2/12/2026
Jeffrey P. Johnson	2/18/2022	0	26,230	71.7300	2/18/2032
	2/12/2021	7,077	21,233	71.9200	2/12/2031
	2/14/2020	19,060	19,060	56.3500	2/14/2030
	2/15/2019	27,660	9,220	45.5600	2/15/2029
	2/16/2018	33,220	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024

(1)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(2)	Adjusted for three-for-one stock split completed December 27, 2017.

Graco Inc. 2023 Proxy Statement

(3)

The restricted stock units will vest in full on December 31, 2024, subject to Mr. D. Johnson’s continued employment through that date. If Mr. D. Johnson’s employment terminates for any reason other than death, disability or termination by the Company without cause, all restricted stock units will be forfeited.

(4)	Market value determined using the closing market price of $67.26 per share of common stock on the last day of the fiscal year multiplied by the number of restricted stock units granted.

Option Exercises and Stock Vested in 2022

The following table summarizes the options exercised by each Named Executive Officer in 2022:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mark W. Sheahan	0	0
David M. Lowe	55,800	3,018,032
Dale D. Johnson	0	0
Christian E. Rothe	0	0
Jeffrey P. Johnson	54,000	2,732,999

(1)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for 12 months (18 months for CEO), up to a maximum of 18 months;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for year of termination based on performance at the target level;

•

Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code (the “Code”) Section 409A);

•	Continued medical, dental and life insurance for 18 months;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

Graco Inc. 2023 Proxy Statement

The Key Employee Agreement does not provide for a gross-up of income taxes (and excise taxes related to such gross-up payment) due under the “excess parachute” provisions of Section 280G of the Internal Revenue Code in the event the Company terminates an executive officer’s employment involuntarily without Cause or if the executive officer resigns for Good Reason within two years after a Change of Control. Instead, the Key Employee Agreement includes a “best of net” provision to address any potential parachute payments subject to Section 280G of the Internal Revenue Code.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s duties, responsibilities or authority as in effect immediately prior to the Change of Control; (ii) material reduction in the executive officer’s annual compensation as in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officer agrees to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is one year, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, the same form of agreement has been provided to each Named Executive Officer.

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control table, or Pension Benefits table.

Pursuant to the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused paid time off.

Graco Inc. 2023 Proxy Statement

Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

The following table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 30, 2022:

Potential Payments Upon Termination or Following a Change of Control at December 30, 2022

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(4) ($)
Mark W. Sheahan	5,469,892	4,022,309	310,200	1,229,200	571,800
David M. Lowe	2,134,416	976,565	240,300	664,300	501,900
Dale D. Johnson	4,631,435	3,529,593	572,700	2,799,200	2,513,748
Christian E. Rothe	2,244,300	907,533	0	520,000	261,600
Jeffrey P. Johnson	1,821,751	713,158	0	405,000	258,000

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 30, 2022, which include:

•

Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. Sheahan is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to a severance payment equal to two times their base salary and target annual bonus.

•

The intrinsic value of restricted stock units where vesting would be accelerated. The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of common stock on December 30, 2022.

•

The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 30, 2022, and the option exercise price.

•

Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Restoration Plan may be found in the Pension Benefits table and the accompanying narrative on page 39. The incremental benefit amount was determined using additional pay and earnings based on December 30, 2022, base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 30, 2022, termination date, current year bonus would be paid in accordance with the Incentive Bonus Plan. See the Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 31.

•	The value of other benefits (post-employment health and dental care premiums and life insurance premiums).

Under the Key Employee Agreement, the payment may be reduced in situations where the NEO would otherwise be subject to excise tax liability under Section 280G of the Internal Revenue Code if the amount of such reduced payment would be greater than the full payment less the excise tax. The amounts in the table above do not reflect any reductions that might be made.

(2)

Reflects two years of base salary and target annual bonus for Mr. Sheahan and one year of base salary and target annual bonus for the other NEOs; annual incremental qualified pension and restoration benefit amount; and the value of other benefits (post-employment health and dental care premiums and life insurance premiums). Should our Company elect to extend the non-compete duration beyond one year, the payment amount for the NEOs, except for Mr. Sheahan, would increase.

Graco Inc. 2023 Proxy Statement

(3)	Reflects life insurance benefit and, for Messrs. Sheahan, Lowe, and D. Johnson, annual incremental qualified pension and restoration benefit amount.

(4)

Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches his Social Security normal retirement age or is no longer disabled. In addition, for Messrs. Sheahan, Lowe and D. Johnson, reflects annual incremental qualified pension and restoration benefit amount.

Retirement Benefits

Graco Employee Retirement Plan

The Graco Employee Retirement Plan – Blue (2017 Statement) (the “Retirement Plan”) is a funded, tax-qualified defined benefit pension plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in the Retirement Plan on the same terms as the rest of our eligible employees. The Retirement Plan is frozen to employees hired on or after January 1, 2006. Each of the Named Executive Officers is eligible for benefits under the Retirement Plan except for Mr. Rothe and Mr. J. Johnson as they were hired by the Company after January 1, 2006.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service. Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s benefit is to begin prior to the participant turning age 65 (or age 62, as the case may be). If a participant continues in employment with the Company after the participant’s normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are a joint and survivor annuity or a term certain annuity. A joint and survivor annuity is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the joint and survivor annuity form of pension shall be actuarially equivalent to the value of the amounts payable in the single life annuity form of pension. A term certain annuity is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before the participant’s pension is to begin.

Graco Restoration Plan

Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Restoration Plan (2005 Statement) (the “Graco Restoration Plan” or the “Restoration Plan”). This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Graco Inc. 2023 Proxy Statement

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 30, 2022, for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Pension Benefits at 2022 Fiscal Year End

Name(3)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1,2) ($)	Payments During Last Fiscal Year ($)
Mark W. Sheahan	Graco Employee Retirement Plan	27.3	1,050,000	—

	Graco Restoration Plan	27.3	2,897,000	—
David M. Lowe	Graco Employee Retirement Plan	27.9	1,110,000	—

	Graco Restoration Plan	27.9	1,537,000	—
Dale D. Johnson	Graco Employee Retirement Plan	46.9	1,818,000	—

	Graco Restoration Plan	46.9	4,271,000	—

(1)

Information concerning the assumptions used in accounting for retirement benefits may be found in Item 8, Financial Statements and Supplementary Data, Note J to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits.

(3)

Based on age and credited years of service, Mr. Sheahan is eligible for early retirement benefits, and Messrs. Lowe and D. Johnson are eligible for unreduced benefits, under the Retirement Plan and the Restoration Plan.

Graco Inc. 2023 Proxy Statement

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of his or her base salary or advance sales incentive and/or 1% to 100% of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.

Nonqualified Deferred Compensation at 2022 Fiscal Year End

As of December 30, 2022, no NEOs were contributing to the Deferred Compensation Plan.

CEO Succession Planning

Our Board is responsible for reviewing and approving, upon recommendation of the MOCC, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. The MOCC is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our EVP HR, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). In 2022, the annual total compensation of our CEO was $6,417,073, and the annual total compensation of our median employee was $83,992, resulting in a ratio of approximately 76 to 1.

To identify our median employee, we generated a list of all individuals employed by the Company and its consolidated subsidiaries as of December 30, 2022, excluding our CEO. We did not exclude any non-U.S. employees from the list. We then used base compensation (defined as base salary or wages) for calendar 2022 as the consistently applied compensation measure for all employees, and sorted the list based on this measure to identify the median compensation of our employees. Compensation in currencies other than the U.S. dollar were converted into U.S. dollars at the applicable exchange rate in effect as of December 30, 2022. We identified an employee at the median of base compensation, and then calculated the total annual compensation of the identified median employee for 2022 using the same methodology we used to calculate the annual total compensation of our CEO in the Summary Compensation Table.

Graco Inc. 2023 Proxy Statement

The SEC’s rules for identifying the median employee, calculating the median employee’s annual total compensation, and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay
ratios
.
Pay Versus Performance
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the table below discloses, for the last three fiscal years: (i) the total compensation paid (as reported in the Summary Compensation Table (“SCT”)) and the compensation actually paid (“CAP”) to the individuals who served as the Company’s Chief Executive Officer; (ii) the average of the total compensation paid (as reported in the SCT) and the average CAP to the individuals who served as non-CEO
Named Executive Officers (“NEOs”); (iii) the cumulative total shareholder return of the Company and peer group cumulative total shareholder return; (iv) net income; and (v) net sales.

Year	Summary Compensation Table Total for Current CEO (1) ($)	Compensation Actually Paid to Current CEO (1)(4) ($)	Summary Compensation Table Total for Former CEO (2) ($)	Compensation Actually Paid to Former CEO (2)(4) ($)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (3) ($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (3)(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands) ($)	Net Sales (in thousands) ($)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return (5) ($)
2022	6,417,072	6,011,113	—	—	1,324,147	1,237,294	134	126	460,645	2,143,521
2021	5,422,139	5,758,222	1,686,160	2,042,742	1,901,127	1,896,267	158	144	439,866	1,987,608
2020	—	—	8,992,789	8,345,564	1,576,933	1,674,459	141	116	330,456	1,650,115

(1)	Mark W. Sheahan became President and Chief Executive Officer effective June 10, 2021.

(2)	Patrick J. McHale served as President and Chief Executive Officer from June 2007 through June 9, 2021.

(3)
The
non-CEO
NEOs were as follows: David M. Lowe, Dale D. Johnson, Christian E. Rothe and Jeffrey P. Johnson (2022 and 2021); and Mark W. Sheahan, Dale D. Johnson, Christian E. Rothe and Jeffrey P. Johnson (2020).

(4)	The table below sets forth the amounts deducted from and added to SCT total compensation to calculate CAP to Mr. Sheahan and Mr. McHale and average CAP to the non-CEO NEOs.

Graco Inc. 2023 Proxy Statement

	2022			2021			2020
Adjustments	Current CEO	Former CEO	Average of Non-CEO NEOs	Current CEO	Former CEO	Average of Non-CEO NEOs	Current CEO	Former CEO	Average of Non-CEO NEOs
Total Compensation from SCT	6,417,072	-	1,324,147	5,422,139	1,686,160	1,901,127	-	8,992,789	1,576,933
Less, Change in Pension Value reported in SCT	191,000	-	0	256,000	71,000	0	-	1,925,000	282,250
Plus, service cost	112,000	-	29,250	113,000	337,000	28,500	-	375,000	56,750
Plus, prior service cost for plan amendment or new plan	-	-	-	-	-	-	-	-	-
Less, value of Stock Awards and Option Awards reported in SCT	4,499,875	-	562,413	3,499,890	-	952,300	-	5,499,969	562,444
Plus, year-end fair value of Stock Awards and Option Awards granted during year that are outstanding and unvested at year-end	4,631,729	-	578,893	3,868,817	-	866,337	-	3,732,518	739,654
Plus, change in year-end fair value of Stock Awards and Option Awards granted in any prior year that are outstanding and unvested at year-end	(249,326)	-	(73,708)	118,902	-	62,753	-	2,418,631	128,855
Plus, change in fair value as of vesting date of any Stock Awards and Option Awards granted in any prior year that vested during covered year	(209,487)	-	(58,875)	(8,746)	90,582	(10,150)	-	251,595	16,961
Less, fair value at end of prior year of Stock Awards and Option Awards that failed to meet applicable vesting conditions during year	-	-	-	-	-	-	-	-	-
Plus, dividends or other earnings paid on Stock Awards and Option Awards during year prior to vesting if not otherwise included in total compensation for year	-	-	-	-	-	-	-	-	-
Compensation Actually Paid	6,011,113	-	1,237,294	5,758,222	2,042,742	1,896,267	-	8,345,564	1,674,459

(5)
The peer group used in this Pay Versus Performance table is the Dow Jones U.S. Industrial Machinery Index, which is the same peer group the Company uses for purposes of the stock performance graph in our Annual Report on Form
10-K.

Most Important Financial Measures
The table below lists the most important financial performance measures used by the Company to link CAP to the Company’s NEOs to Company performance.

Most Important Financial Performance Measures
Net Sales Incentive Earnings Per Share (“EPS”) Divisional Net Sales Divisional Incentive EPS
As further described in the Compensation Discussion and Analysis section of this Proxy Statement, Incentive Bonus Plan targets are weighted 50% net sales and 50% Incentive EPS for the Company’s Chief Executive Officer and Chief Financial Officer, and 25% net sales, 25% Incentive EPS, 25% divisional net sales and 25% divisional Incentive EPS for NEOs with divisional leadership responsibility (with the exception of Mr. J. Johnson, whose Incentive Bonus Plan targets for 2022 were weighted 50% net sales and 50% Incentive EPS).
Incentive EPS and divisional Incentive EPS exclude certain purchase accounting and one-time
transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises.

Graco Inc. 2023 Proxy Statement

Description of Certain Relationships
The charts below provide a graphic description of the relationship: (i) between the Company’s cumulative total shareholder return and peer group cumulative total shareholder return; (ii) between (A) CAP to the CEOs and the average CAP to the non-CEO
NEOs, and (B) the Company’s cumulative total shareholder return; (iii) between (A) CAP to the CEOs and the average CAP to the non-CEO
NEOs, and (B) the Company’s net income; and (iv) between (A) CAP to the CEOs and the average CAP to the non-CEO
NEOs, and (B) the Company’s net sales.

Graco Inc. 2023 Proxy Statement

Graco Inc. 2023 Proxy Statement

Supplemental Pay Versus Performance Disclosure
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, paying for performance is the cornerstone of the Company’s compensation philosophy and program. The MOCC uses net sales and earnings per share growth as the sole metrics for our short-term cash incentive plan, and stock options as the sole vehicle for our long-term incentive plan, to motivate our executives to attain annual and long-term goals and operational growth for the Company, and to align our executives’ interests with our shareholders’ interests in creating long-term shareholder value. As depicted in the chart below, over the past 10 years the Company’s cumulative total shareholder return has been 357% versus 227% for the S&P 500 and 237% for the Dow Jones U.S. Industrial Machinery Index. The MOCC believes these results demonstrate the use of net sales and earnings per share growth as the sole metrics in our short-term incentive program and stock options as the sole vehicle in our long-term incentive program have been highly effective in aligning our executives’ interests with our shareholders’ interests in creating shareholder value over the long term.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 30, 2022:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,264,458	$44.40	17,553,331

Graco Inc. 2023 Proxy Statement

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following table shows the number of common shares of our Company beneficially owned by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group as of February 27, 2023. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1, 2)	Percent of Common Stock Outstanding(3)	Deferred Stock(2)
Archie C. Black	—	—	—
Brett C. Carter	10,336	—	1,273
Eric P. Etchart	127,143	—	13,267
Jody H. Feragen	83,808	—	8,765
J. Kevin Gilligan	125,643	—	90,042
Dale D. Johnson(4)	510,335	—	—
Jeffrey P. Johnson	356,224	—	—
David M. Lowe(4)	930,949	—	—
Lee R. Mitau	262,902	—	188,653
Martha A. Morfitt	287,509	—	109,009
Christian E. Rothe	316,804	—	—
Mark W. Sheahan(4, 5)	554,771	—	—
R. William Van Sant	65,182	—	74,271
Kevin J. Wheeler	24,525	—	4,023
All current directors and executive officers as a group (25 persons)(4, 5)	5,114,420	2.98%	489,308

(1)

Includes shares which the non-employee directors and executive officers have a right, as of April 28, 2023, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Mr. Black (0 shares), Mr. Carter (9,065 shares), Mr. Etchart (95,440 shares), Ms. Feragen (47,182 shares), Mr. Gilligan (81,542 shares), Mr. D. Johnson (336,930 shares), Mr. J. Johnson (325,742 shares), Mr. Lowe (327,760 shares), Mr. Mitau (95,440 shares), Ms. Morfitt (95,440 shares), Mr. Rothe (291,652 shares), Mr. Sheahan (489,090 shares), Mr. Van Sant (65,182 shares) and Mr. Wheeler (24,525 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 513,816 and 2,989,810 respectively.

(2)

Beneficial ownership excludes shares of deferred stock credited to each individual non-employee director’s deferred stock account as of February 27, 2023. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, starting January 10 of the year following the separation of the non-employee director from service. The information in the column “Deferred Stock” is not required by the rules of the Securities and Exchange Commission because the deferred stock shares carry no voting rights and the non-employee director has no right or ability to convert the deferred stock shares to common stock within 60 days of February 27, 2023. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

(4)

Includes 16,658 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. D. Johnson (9,143 shares), Mr. Lowe (1,419 shares) and Mr. Sheahan (1,419 shares). The balance of the 16,658 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(5)	Includes 2,892 shares held by Mr. Sheahan’s spouse.

Graco Inc. 2023 Proxy Statement

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2022, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting:

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	16,737,872	9.93%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,330,114	9.1%

Fiera Capital Corporation (3) 1981 McGill College Avenue, Suite 1500 Montreal, Quebec H3A 0H5 Canada	9,553,036	5.67%

(1)

In a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023, The Vanguard Group reported that, as of December 30, 2022, it has sole voting power over 0 shares, shared voting power over 71,296 shares, sole dispositive power over 16,501,223 shares and shared dispositive power over 236,649 shares.

(2)

In a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2023, BlackRock, Inc. reported that, as of December 31, 2022, it has sole voting power over 14,927,760 shares, shared voting power over 0 shares, sole dispositive power over 15,330,114 shares and shared dispositive power over 0 shares.

(3)

In a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2023, Fiera Capital Corporation reported that, as of December 30, 2022, it has sole voting power over 8,565,897 shares, shared voting power over 987,139 shares, sole dispositive power over 8,565,897 shares and shared dispositive power over 987,139 shares.

Delinquent Section 16(a) Reports

Our Company’s executive officers, directors, and 10% shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2022.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy, as amended from time to time, applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

Graco Inc. 2023 Proxy Statement

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally;

•	Whether the transaction is material to the Company; and

•	The role that the related person played, if any, in arranging the transaction.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is set at ten. There are currently ten directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. At the Meeting, four persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Lee R. Mitau, Martha A. Morfitt, Mark W. Sheahan and Kevin J. Wheeler for three-year terms expiring in the year 2026. Mr. Mitau, Ms. Morfitt, Mr. Sheahan and Mr. Wheeler, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 6.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a majority of the votes cast at the Meeting in order to be elected. In the event that an incumbent director does not receive a majority of the votes cast, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Mr. Mitau, Ms. Morfitt, Mr. Sheahan and Mr. Wheeler to terms expiring in 2026.

Graco Inc. 2023 Proxy Statement

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for the Company since we first went public in 1969. The Audit Committee of the Board, which has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2023, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any appropriate shareholder questions.

The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2023.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an annual advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;
•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;
•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;
•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and
•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

Graco Inc. 2023 Proxy Statement

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is required to seek an advisory, non-binding shareholder vote on the frequency of submission to shareholders of the advisory vote on executive compensation at least once every six years. Shareholders have the opportunity to vote on whether the so-called “say on pay” vote will occur once every year, every two years or every three years.

This vote is non-binding. The Board and the Governance Committee will review the voting results and expect to take the outcome of the vote into account when selecting the frequency of advisory votes on executive compensation.

The Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as executive compensation. Accordingly, the Board is recommending that shareholders vote for the option of once every year as the frequency with which shareholders will have a “say on pay”. The Board believes that an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters.

Although the Board is recommending shareholders vote for the option of once every year, for purposes of this proposal, shareholders are entitled to vote for any of the frequency alternatives and you are not voting on the Board’s recommendation. The Company will report its determination about the frequency of the advisory vote on executive compensation in a Form 8-K or amendment to a Form 8-K filed within 150 days following the Meeting.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote for the option of 1 YEAR as the frequency with which shareholders will have an advisory, non-binding vote on executive compensation.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2024

Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2024 must follow the procedures provided in Rule 14a-8 under the Securities Exchange Act of 1934 and submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 16, 2023.

Any shareholder proposal or nomination for the Annual Meeting in year 2024 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January 29, 2024, to be considered and must comply with the other provisions in our bylaws. In addition, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 and provide the notice that sets forth the information required thereby no later than February 28, 2024.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Joseph J. Humke

Secretary

Dated March 15, 2023

Graco Inc. 2023 Proxy Statement

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GGG2023

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96002-P85615	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GRACO INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees	For	Against	Abstain

1a) Lee R. Mitau	☐	☐	☐

1b) Martha A. Morfitt	☐	☐	☐

1c) Mark W. Sheahan	☐	☐	☐

1d) Kevin J. Wheeler	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm.					☐	☐	☐

3. Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.					☐	☐	☐

The Board Of Directors recommends you vote 1 Year on the following proposal:				1 Year	2 Years	3 Years	Abstain

4. Approval, on an advisory basis, of the frequency of the advisory vote on the compensation paid to our named executive officers.				☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2022 Overview and Annual Report on Form 10-K are available at www.proxyvote.com.

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D96003-P85615

GRACO INC.

Annual Meeting of Shareholders

April 28, 2023 1:00 p.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark W. Sheahan and David M. Lowe, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held via live webcast at www.virtualshareholdermeeting.com/GGG2023 on Friday, April 28, 2023, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 25, 2023, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side